                                                                    EXHIBIT 99.1

[SYNAGRO LOGO]
------------------------------
A Residuals Management Company
                                                         CONTACT: Ross M. Patten
                                                                  CEO, Chairman
                                                                  (713) 369-1700

FOR IMMEDIATE RELEASE:  AUGUST 8, 2002


           SYNAGRO REPORTS RECORD SECOND QUARTER REVENUE AND EARNINGS

                           KEY SECOND QUARTER RESULTS

      o     Revenues increased 5.6% to $69.5 million

      o Net income before extraordinary loss on early retirement of debt and preferred stock dividends increased 15% to $6.1 million

      o     Adjusted diluted earnings per share increased 9% to $0.12 per share

HOUSTON, TEXAS, AUGUST 8, 2002 -- SYNAGRO TECHNOLOGIES, INC. (NASDAQ SMALLCAP:
SYGR), a national water and wastewater residuals management company, today announced its results of operations for the three and six months ended June 30, 2002.

                JUNE 30, 2002 - SECOND QUARTER FINANCIAL RESULTS

Revenue for the quarter increased 5.6% to $69.5 million from $65.8 million in the comparable quarter last year. Earnings before interest, taxes, depreciation, and amortization expense from operations ("EBITDA") for the quarter increased 2.9% to $17.5 million from $17.0 million in the comparable quarter last year. EBITDA as a percent of revenue decreased from 25.9% of revenue last year to 25.2% of revenue this year due primarily to increases in expenses for facility start-up costs and higher transportation expenses. Amortization of intangibles, including goodwill, decreased $1.1 million compared to the comparable quarter last year as goodwill is no longer permitted to be amortized under current accounting standards. Accordingly, operating income for the quarter increased 13.0% to $13.9 million (19.9% of revenues) from $12.3 million (18.7% of revenues) in the comparable quarter last year.

Pre-tax income for the quarter increased $4.5 million to $9.8 million from $5.3 million in the comparable quarter last year primarily due to the 13.0% increase in operating income, a $1.2 million reduction in interest expense, and a $1.7 million gain related to market value adjustments on a fixed-to-floating interest rate swap agreement. The decrease in interest expense was due to interest savings related to repayments of debt funded from operating cash flow during 2001 and significant year-over-year reductions in market interest rates related to floating rate debt. Future market value adjustments on the fixed-to-floating interest rate swap are not expected since an offsetting floating-to-fixed interest rate swap agreement was entered into at the end of the second quarter of 2002.

Net income before extraordinary loss on early retirement of debt and preferred stock dividends for the quarter increased 15.1% to $6.1 million from $5.3 million in the comparable quarter last year due to the $4.5 million increase in pre-tax income described above partially offset by a $3.7 million increase in the tax provision in 2002. The Company was not required to provide a tax provision in 2001 as changes in the deferred tax asset valuation allowance offset deferred tax requirements. The Company's 2002 tax provision is principally a deferred provision that will not significantly impact cash flow since the Company has significant tax deductions in excess of book deductions and net operating loss carryforwards available to offset taxable income.

In April 2002, the Company completed the sale of $150 million 9.5% Senior Subordinated Notes due 2009 and used the proceeds to pay down approximately $92 million of senior bank debt and to pay off $53 million of 12% subordinated debt. In May 2002, the Company entered into a new $150 million senior credit facility that provides for a $70 million funded term loan and up to an $80 million revolver. The term loan proceeds were used to pay off the existing senior debt that remained unpaid after the $150 million Senior Subordinated Notes offering. Accordingly, the Company recorded a $4.5 million noncash extraordinary loss on early retirement of debt, net of tax benefit of $2.8 million, during the three months ended June 30, 2002, which represents the unamortized deferred debt costs related to the debt that was repaid with the net proceeds received from the Senior Subordinated Notes and the new senior credit facility.

Diluted income per share for the three months ended June 30, 2002, totaled $.03 per share compared to diluted income per share of $.11 per share for the three months ended June 30, 2001. Diluted income per share adjusted to exclude the impact of the noncash extraordinary loss on early retirement of debt, net of tax, for the three months ended June 30, 2002, increased 9% to $.12 per share compared to diluted income per share of $.11 per share for the three months ended June 30, 2001.

Commenting on the results, Synagro's Chief Executive Officer, Ross M. Patten stated, "We are pleased with our financial results for the second quarter. We are also pleased with the debt refinancings completed during the quarter. We believe the flexibility we have under our new debt arrangements will enhance our ability to grow our business, both organically and through acquisitions. Based on our results to date and our current expectations for the remainder of the year, we remain comfortable with our previously released 2002 guidance for revenue of $273 million and adjusted diluted earnings per share from operations of $.33 for 2002."

                 JUNE 30, 2002 - YEAR TO DATE FINANCIAL RESULTS

Revenue for the six months ended June 30, 2002, increased 1.4% to $126.3 million from $124.6 million in the prior year. Net income before extraordinary loss on early retirement of debt, net of tax benefit, cumulative effect of change in accounting for derivatives (related to prior year) and preferred stock dividends for the six months ended June 30, 2002, increased to $7.5 million from $4.9 million in the comparable period of the prior year. EBITDA for the six months ended June 30, 2002, increased 1.8% to $28.9 million from $28.4 million in the comparable period last year.

Diluted income per share for the six months ended June 30, 2002, totaled $.06 per share compared to diluted loss per share of $.03 per share for the six months ended June 30, 2001. Diluted income per share adjusted to exclude the impact of the noncash extraordinary loss on early retirement of debt, net of tax, for the six months ended June 30, 2002, totaled $.14 per share compared to diluted income per share adjusted to exclude the cumulative effect of change in accounting for derivatives of $.07 per share for the six months ended June 30, 2001.

Consistent with historical operating trends, the Company's year-to-date results include the effects of seasonally low volumes and revenues in the first quarter due to weather conditions that prevent the Company's land application operations from hauling and processing customer materials in several geographic markets.

Synagro is the largest national company focused on water and wastewater residuals management services in the United States, serving over 1,000 municipal, industrial, and agribusiness water and wastewater generators in 35 states and the District of Columbia. The Company offers a range of water and wastewater residuals management services, focusing on the beneficial reuse of organic, nonhazardous residuals resulting from the water and wastewater treatment process, including collection and transportation, land application, thermal drying and pelletization, incineration, composting, alkaline stabilization, dewatering, cleanout services, wastewater treatment plant operations and maintenance, product marketing, and related record keeping and regulatory reporting services

This press release contains certain forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, which involve known and unknown risks, uncertainties or other factors not under the Company's control which may cause the actual results, performance or achievement of the Company to be materially different from the results, performance or other expectations implied by these forward-looking statements. These factors include, but are not limited to, (1) the ability to find, timely close, and integrate acquisitions, (2) unseasonable weather, (3) changes in government regulations, and (4) the ability to access debt and equity financing when needed. Other factors are discussed in the Company's periodic filings with the Securities and Exchange Commission.

                           Synagro Technologies, Inc.
                      Consolidated Statement of Operations
                       For the Three Months Ended June 30
                  (dollars in thousands, except per share data)
                                   (unaudited)

                                                                       2002                           2001
                                                             ----------------------         ---------------------
Net sales                                                    $   69,499      100.0%         $  65,800      100.0%
Cost of operations (including depreciation)                      50,000       71.9%            47,088       71.6%
                                                             ----------     ------          ---------      -----
    Gross profit                                                 19,499       28.1%            18,714       28.4%

General and administrative expenses                               5,611        8.1%             5,299        8.0%
Amortization of intangibles                                          27        1.8%             1,151        1.7%
                                                             ----------     ------          ---------      -----
    Income from operations                                       13,861       19.9%            12,332       18.7%

Interest expense                                                  5,858        8.4%             7,102       10.8%
Other income, net                                                (1,802)      (2.6)%              (56)      (0.1)%
                                                             ----------     ------          ---------      -----
    Other expense, net                                            4,056        5.8%             7,046       10.7%
                                                             ----------     ------          ---------      -----
Income before provision for income taxes                          9,805       14.1%             5,286        8.0%
Provision for income taxes                                        3,726        5.3%                --        --
                                                             ----------     ------          ---------      ----
    Net income before extraordinary loss on early
      retirement of debt, net of tax benefit and
      preferred stock dividends                                   6,079        8.8%             5,286        8.0%
                                                                            ======                         =====
Extraordinary loss on early retirement of
  debt, net of tax benefit (Note A)                               4,489                            --
                                                             ----------                     ---------
    Net income before preferred stock dividends                   1,590                         5,286
Preferred stock dividends (Note B)                                1,893                         1,843
                                                             ----------                     ---------
    Net income (loss) applicable to
      common stock                                           $     (303)                    $   3,443
                                                             ==========                     =========

Earnings (loss) per share (Note C):
    Basic                                                    $   (0.02)                     $    0.18
                                                             =========                      =========
    Diluted                                                  $    0.03                      $    0.11
                                                             =========                      =========

Adjusted earnings per share before extraordinary loss
    on early retirement of debt, net of tax benefit
    (Note C):
    Basic                                                    $     0.21                     $    0.18
                                                             ==========                     =========
    Diluted                                                  $     0.12                     $    0.11
                                                             ==========                     =========


Depreciation and amortization                                $    3,609        5.2%         $   4,635        7.0%

EBITDA (Note D)                                              $   17,536       25.2%         $  17,023       25.9%

Operating cash flow (EBITDA less cash interest
    expense)                                                 $   12,047       17.3%         $  10,338       15.7%


NOTE A: In April 2002, the Company completed the sale of $150 million 9.5% Senior Subordinated Notes due 2009 and used the proceeds to pay down approximately $92 million of senior bank debt and to pay off $53 million of 12% subordinated debt. In May 2002, the Company entered into a new $150 million senior credit facility that provides for a $70 million funded term loan and up to an $80 million revolver. The term loan proceeds were used to pay off the existing senior debt that remained unpaid after the $150 million 9.5% Senior Subordinated Notes offering. Accordingly, the Company recorded a $4.5 million noncash extraordinary loss on early retirement of debt, net of tax benefit of approximately $2.8 million during the three months ended June 30, 2002, which represents the unamortized deferred debt costs related to the debt that was repaid with the net proceeds received from the Senior Subordinated Notes and the new senior credit facility.

NOTE B: The Company's preferred stock accrues an 8% noncash dividend per annum, which accumulates. Dividends totaled $1,893,000 and $1,843,000 during the three months ended June 30, 2002 and 2001, respectively, of which $1,629,000 and $1,504,000, respectively, represent the 8% noncash dividend and the remainder represents amortization of issuance costs and accretion.

NOTE C: The following summarizes reported basic and diluted earnings per share for the three months ended June 30, 2002 and 2001:

                                                               2002                  2001
                                                               ----                  ----
Basic earnings per share:
    Net income (loss) applicable to common stock before
      extraordinary loss on early retirement of debt, net   $     4,186           $     3,443
    Extraordinary loss on early retirement of debt, net           4,489                    --
                                                            -----------           -----------
    Net income (loss) applicable to common stock            $      (303)          $     3,443
                                                            ===========           ===========

    Earnings per share-
    Net income (loss) applicable to common stock before
      extraordinary loss on early retirement of debt, net   $      0.21           $      0.18
    Extraordinary loss on early retirement of debt, net           (0.23)                   --
                                                            -----------           -----------
    Net income (loss) per share - basic                     $     (0.02)          $      0.18
                                                            ===========           ===========

    Weighted average shares outstanding                      19,483,353            19,443,781
                                                            ===========           ===========

Diluted income (loss) per share:

    Net income before extraordinary loss on early
      retirement of debt, net of tax benefit and
      preferred stock dividends                             $     6,079           $     5,286
    Extraordinary loss on early retirement of debt, net           4,489                    --
                                                            -----------           -----------
    Net income before preferred stock dividends             $     1,590           $     5,286
                                                            ===========           ===========

    Earnings per share-
    Net income before extraordinary loss on early
      retirement of debt, net of tax benefit and
      preferred stock dividends                             $      0.12           $      0.11
    Extraordinary loss on early retirement of debt, net           (0.09)                   --
                                                            -----------           -----------
    Net income per share - diluted                          $      0.03           $      0.11
                                                            ===========           ===========

    Diluted shares outstanding                               52,582,410            49,450,137
                                                            ===========           ===========


Basic earnings per share ("EPS") is computed by dividing net income applicable to common stock by the weighted average number of common shares outstanding for the period. Diluted EPS is computed by dividing net income before preferred stock dividends (including and excluding the extraordinary loss on early retirement of debt) by the total of the weighted average number of common shares outstanding for the period, the weighted average number of shares of common stock that would be issued assuming conversion of the Company's preferred stock, and other common stock equivalents for options and warrants outstanding determined using the treasury stock method ("Diluted shares outstanding").

Effective January 1, 2002, the Company discontinued the amortization of Goodwill in accordance with the adoption of SFAS No. 142, "Goodwill and Other Intangible Assets." Adjusted income per share for the three months ended June 30, 2001, after adding back goodwill amortization of approximately $1.1 million, would have been $0.24 and $0.13 for basic and diluted, respectively.

NOTE D: "EBITDA" is defined as earnings before interest, taxes, depreciation, amortization, $1.7 million noncash gain on mark-to-market adjustment on interest rate swap, extraordinary loss on early retirement of debt, and preferred stock dividends.

                           Synagro Technologies, Inc.
                      Consolidated Statement of Operations
                        For the Six Months Ended June 30
                  (dollars in thousands, except per share data)
                                   (unaudited)

                                                                      2002                          2001
                                                             ----------------------        ----------------------
Net sales                                                    $  126,315      100.0%        $  124,595      100.0%
Cost of operations (including depreciation)                      93,257       73.8%            92,415       74.2%
                                                             ----------     ------         ----------     ------
    Gross profit                                                 33,058       26.2%            32,180       25.8%

General and administrative expenses                              11,380        9.0%            10,580        8.5%
Amortization of intangibles                                          54        0.1%             2,283        1.8%
                                                             ----------     ------         ----------     ------
    Income from operations                                       21,624       17.1%            19,317       15.5%

Interest expense                                                 11,351        9.0%            14,462       11.6%
Other income, net                                                (1,840)      (1.5)%              (62)      (0.1)%
                                                             ----------     ------         ----------     ------
    Other expense, net                                            9,511        7.5%            14,400       11.5%
                                                             ----------     ------         ----------     ------
Income before provision for income taxes                         12,113        9.6%             4,917        4.0%
Provision for income taxes                                        4,603        3.6%                --        --
                                                             ----------     ------         ----------     ------

    Net income before extraordinary loss on
      early retirement of debt, net of tax
      benefit, cumulative effect of change in
      accounting for derivatives and
      preferred stock dividends                                   7,510        6.0%             4,917        4.0%
                                                                               ===                           ===
Extraordinary loss on early retirement of
  debt, net of tax benefit (Note A)                               4,489                            --
Cumulative effect of change in accounting
  for derivatives (Note B)                                           --                         1,861
                                                             ----------                    ----------
    Net income before preferred stock dividends                   3,021                         3,056
Preferred stock dividends (Note C)                                3,736                         3,586
                                                             ----------                    ----------
    Net income (loss) applicable to
      common stock                                           $     (715)                   $     (530)
                                                             ==========                    ==========

Earnings (loss) per share (Note D):
    Basic                                                    $     (.04)                   $     (.03)
                                                             ==========                    ==========
    Diluted                                                  $      .06                    $     (.03)
                                                             ==========                    ==========

Adjusted earnings per share before extraordinary
    loss on early retirement of debt, net of tax benefit
    and cumulative effect of change in accounting for
    derivatives (Note D):
    Basic                                                    $     0.19                    $     0.07
                                                             ==========                    ==========
    Diluted                                                  $     0.14                    $     0.07
                                                             ==========                    ==========


Depreciation and amortization                                $    7,177        5.7%        $    9,056        7.2%

EBITDA (Note E)                                              $   28,905       22.9%        $   28,434       22.8%

Operating cash flow (EBITDA less cash interest
    expense)                                                 $   18,665       14.8%        $   14,946       12.0%


NOTE A: In April 2002, the Company completed the sale of $150 million 9.5% Senior Subordinated Notes due 2009 and used the proceeds to pay down approximately $92 million of senior bank debt and to pay off $53 million of 12% subordinated debt. In May 2002, the Company entered into a new $150 million senior credit facility that provides for a $70 million funded term loan and up to an $80 million revolver. The term loan proceeds were used to pay off the existing senior debt that remained unpaid after the $150 million 9.5% Senior Subordinated Notes offering. Accordingly, the Company recorded a $4.5 million noncash extraordinary loss on early retirement of debt, net of tax benefit of approximately $2.8 million during the three months ended June 30, 2002, which represents the unamortized deferred debt costs related to the debt that was repaid with the net proceeds received from the Senior Subordinated Notes and the new senior credit facility.

NOTE B: Effective January 1, 2001, the Company adopted the accounting requirements of "Financial Accounting Standards Board Opinion No. 133, Accounting for Derivatives," as amended, which requires that the Company recognize all derivative instruments as asset or liabilities in its balance sheet and measure them at their fair value. The statement also requires that changes in the fair value of derivatives be recognized in earnings unless specific hedge accounting criteria are met. The Company's derivatives consist of interest rate hedging agreements. The noncash transition adjustment related to the adoption of this statement has been reflected as a "cumulative effect of change in accounting for derivatives" of $1.9 million charged to net income and $2.0 million charged to other comprehensive income included in stockholders' equity.

NOTE C: The Company's preferred stock accrues an 8% noncash dividend per annum, which accumulates. Dividends totaled $3,736,000 and $3,586,000 during the six months ended June 30, 2002 and 2001, respectively, of which $3,209,000 and $2,962,000, respectively, represent the 8% noncash dividend and the remainder represents amortization of issuance costs and accretion.

NOTE D: The following summarizes reported basic and diluted earnings per share for the six months ended June 30, 2002 and 2001, respectively:

                                                                           2002                   2001
                                                                           ----                   ----
Basic earnings per share:
    Net income (loss) applicable to common stock before
      extraordinary loss on early retirement of debt, net               $     3,774            $     1,331
    Extraordinary loss on early retirement of debt, net                       4,489                     --
    Cumulative effect of change in accounting for derivatives                    --                  1,861
                                                                        -----------            -----------
    Net income (loss) applicable to common stock                        $      (715)           $      (530)
                                                                        ===========            ===========

    Earnings per share-
    Net income (loss) applicable to common stock before
      extraordinary loss on early retirement of debt, net               $      0.19            $      0.07
    Extraordinary loss on early retirement of debt, net                       (0.23)                    --
    Cumulative effect of change in accounting for derivatives                    --                  (0.10)
                                                                        -----------            -----------
    Net income (loss) per share -- basic                                $     (0.04)           $     (0.03)
                                                                        ===========            ===========

    Weighted average shares outstanding                                   19,480,085            19,439,803
                                                                        ===========            ===========

Diluted income (loss) per share:

    Net income before extraordinary loss on early retirement
      of debt, net of tax benefit, cumulative effect of change
      in accounting for derivatives and preferred stock dividends       $     7,510                   N/A
    Extraordinary loss on early retirement of debt, net                       4,489                   N/A
    Cumulative effect of change in accounting for
      derivatives                                                                --                   N/A
                                                                        -----------
    Net income before preferred stock dividends                         $     3,021                   N/A
                                                                        ===========

    Earnings per share-
    Net income before extraordinary loss on early retirement
      of debt, net of tax benefit, cumulative effect of change
      in accounting for derivatives and preferred stock dividends       $      0.14                   N/A
    Extraordinary loss on early retirement of debt, net                       (0.08)                  N/A
    Cumulative effect of change in accounting for
      derivatives                                                                --                   N/A
                                                                        -----------
    Net income per share -- diluted                                     $      0.06           $     (0.03)
                                                                        ===========            ===========

    Diluted shares outstanding                                           51,909,389            19,439,803
                                                                        ===========            ===========


Basic earnings per share ("EPS") is computed by dividing net income applicable to common stock by the weighted average number of common shares outstanding for the period. Diluted EPS is computed by dividing net income before preferred stock dividends (including and excluding the extraordinary loss on early retirement of debt and cumulative effect of change in accounting for derivatives) by the total of the weighted average number of common shares outstanding for the period, the weighted average number of shares of common stock that would be issued assuming conversion of the Company's preferred stock, and other common stock equivalents for options and warrants outstanding determined using the treasury stock method ("Diluted shares outstanding").

Reported basic and diluted EPS for the six months ended June 30, 2001, are the same and the diluted shares used in computing reported diluted EPS in 2001 exclude 29,643,581 of shares assuming conversion of the Company's preferred stock and certain other common stock equivalents for option and warrants outstanding determined using the treasury stock method because diluted earnings per share before cumulative effect in change in accounting for derivatives were less dilutive than basic earnings per share ("anti-dilutive").

Effective January 1, 2002, the Company discontinued the amortization of Goodwill in accordance with the adoption of SFAS No. 142, "Goodwill and Other Intangible Assets." Adjusted income per share for the six months ended June 30, 2001, after adding back goodwill amortization of approximately $2.2 million, would have been $0.08 for both basic and diluted.

NOTE E: "EBITDA" is defined as earnings before interest, taxes, depreciation, amortization, $1.7 million noncash gain on mark-to-market adjustment on interest rate swap, extraordinary loss on early retirement of debt, cumulative effect of change in accounting for derivatives, and preferred stock dividends.